                                                                    Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations in 2003), relating to the financial statements and financial statement schedule of Michigan Consolidated Gas Company, appearing in the Annual Report on Form 10-K of Michigan Consolidated Gas Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP

April 18,2005
Detroit, Michigan